EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (a) our report dated April 2, 2013 (October 4, 2013 as to the effects of (i) the adoption of IFRS 10, 11, and 12 discussed in Note 1.2 and (ii) the change in segments discussed in Notes 1.2 and 6), relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of  IFRS 11)  appearing in the Report on Form 6-K of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission on October 4, 2013 and (b) our reports dated April 2, 2013 relating to the consolidated financial statements of the Group and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2012.

/s/ DELOITTE, S.L.

Madrid- Spain

October 4, 2013